                                                                    Exhibit 12.1

                      AMERICAN LAWYER MEDIA HOLDINGS, INC.

         STATEMENT OF COMPUTATION OF EARNINGS TO COMBINED FIXED CHARGES



                                                             For the             For the               For the
                                                            Year Ended          Year Ended            Year Ended
                                                        December 31, 1999    December 31, 2000   December 31, 2001
                                                        ----------------     -----------------   -----------------

Loss from continuing operations before income taxes...       $(34,728)           $(29,429)           $(36,261)

Fixed Charges:
  Interest expense....................................         24,093              25,229              24,953
  Rent expense(a).....................................          1,228               1,537               1,581
                                                             --------            --------            --------
    Total fixed charges...............................       $ 25,321            $ 26,766            $ 26,534
                                                             --------            --------            --------
Earnings..............................................       $ (9,407)             (2,663)             (9,727)
                                                             --------            --------            --------
Ration of earnings to fixed charges...................             (b)                 (b)                 (b)


--------------------------

(a) Represents one-third of rent expense which is deemed to be equivalent to an interest factor.

(b) Earnings were inadequate to cover combined fixed charges by $34,728, $29,429 and $36,261 for the twelve months ended December 31, 1999, 2000 and 2001 respectively.